Exhibit 5.2

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West	FIRM/AFFILIATE
New York, NY 10001	OFFICES
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July 21, 2026

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Re:         FedEx Corporation – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to FedEx Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company, Federal Express Corporation, a Delaware corporation (“FedEx Express”), and the Guarantors listed on Schedule I hereto (including FedEx Express in its capacity as such) (collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), (A) by the Company of (i) shares of common stock, par value $0.10 per share, of the Company (“Common Stock”), and (ii) debt securities of the Company (“Debt Securities”), which may be issued in one or more series under an indenture (the “Indenture”) proposed to be entered into by the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee, the form of which is filed as an exhibit to the Registration Statement, (B) one or more series of pass through certificates (the “Pass Through Certificates”) which may be issued by one or more trusts formed by FedEx Express in one or more series relating to certain equipment notes to be issued by FedEx Express (the “Equipment Notes”) pursuant to the Pass-Through Trust Agreement, dated as of August 13, 2020 (as supplemented, the “Pass-Through Trust Agreement”), between FedEx Express and Wilmington Trust Company, as pass-through trustee (in such capacity, the “Pass-Through Trustee”), and (C) such indeterminate number of shares of Common Stock as may be issued upon conversion, exchange or exercise, as applicable, of any Debt Securities, including such shares of Common Stock as may be issued pursuant to anti-dilution adjustments determined at the time of offering (collectively, “Indeterminate Securities”). The Registration Statement also relates to the issuance and sale from time to time (A) by the Guarantors of guarantees of the Debt Securities Guarantees (as defined herein) to be issued under the Indenture and (B) the Company of guarantees of the Equipment Notes relating to the Pass-Through Certificates (the “PTC Guarantees”) pursuant to a guarantee, the form of which is filed as an exhibit to the Registration Statement. The Common Stock, the Debt Securities, the Debt Securities Guarantees, the Pass-Through Certificates, the PTC Guarantees and Indeterminate Securities offered pursuant to the Registration Statement are collectively referred to herein as the “Securities.”

FedEx Corporation
July 21, 2026

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)             the Registration Statement;

(b)            the form of Indenture, including Article 17 thereof containing the guaranty obligations of the Guarantors (the “Debt Securities Guarantees”), filed as an exhibit to the Registration Statement;

(c)             an executed copy of the Pass-Through Trust Agreement;

(d)             the form of PTC Guarantee of the Company filed as an exhibit to the Registration Statement;

(e)             an executed copy of a certificate for Alana L. Griffin, Assistant Secretary of each Opinion Party (as defined herein), dated the date hereof (the “Secretary’s Certificate”);

(f)              copies of each Opinion Party’s certificate of incorporation or certificate of formation, as applicable, certified as of July 20, 2026 by the Secretary of State of the State of Delaware or Texas Secretary of State, as applicable, and certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below and as of the date hereof;

(g)            copies of each Opinion Party’s bylaws or limited liability company agreement, as applicable, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below and as of the date hereof;

(h)            copies of certain resolutions of the Board of Directors or sole member, as applicable of each Opinion Party, certified as effective as of the date thereof and the date hereof pursuant to the Secretary’s Certificate;

(i)              copies of certificates, dated the date hereof, in each case, from the Secretary of State of the State of Delaware or a registered agent thereof with respect to each Delaware Opinion Party’s (as defined herein) existence and good standing in the State of Delaware;

FedEx Corporation
July 21, 2026

(j)              a copy of a certificate, dated July 20, 2026, and a bringdown verification thereof, dated the date hereof, in each case, from the Texas Secretary of State or a registered agent thereof with respect to the Texas Opinion Party’s (as defined herein) existence in the State of Texas; and

(k)             a copy of the results of a search, conducted the date hereof, from the Franchise Tax Account Status search on the public website of the Texas Comptroller of Public Accounts, indicating that, as of such time, the Texas Opinion Party’s right to transact business in the State of Texas is intact.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, FedEx Express and the Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, FedEx Express, the Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, FedEx Express, the Guarantors and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the Covered State Laws (as defined herein) (all of the foregoing being referred to as “Opined-on Law”). The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

As used herein, (i) “Delaware Opinion Parties” means the Company, FedEx Express, Federal Express Europe, Inc., Federal Express International, Inc. and Federal Express Holdings S.A., LLC, (ii) “Texas Opinion Party” means FedEx Office and Print Services, Inc.; (iii) “Opinion Parties” means the Delaware Opinion Parties and the Texas Opinion Party (each, an “Opinion Party”), (iv) “Transaction Documents” means the Indenture and the supplemental indentures and officer’s certificates establishing the terms of the Debt Securities pursuant thereto, the Debt Securities Guarantees, the Pass-Through Trust Agreement and the supplements thereto establishing the terms of the Pass-Through Certificates, the PTC Guarantee and any applicable underwriting or purchase agreement and (v) “Covered State Laws” means, with respect to the Delaware Opinion Parties (other than Federal Express Holdings S.A., LLC), the General Corporation Law of the State of Delaware, with respect to Federal Express Holdings S.A., LLC, the Delaware Limited Liability Company Act (the “DLLCA”), and with respect to FedEx Office and Print Services, Inc., the Texas For-Profit Corporation Law.

FedEx Corporation
July 21, 2026

The opinions stated in paragraphs 1 through 4 below presume that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Securities referred to therein: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) an appropriate prospectus supplement or term sheet with respect to such Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations; (iii) the applicable Transaction Documents shall have been duly authorized, executed and delivered by the applicable Opinion Parties and the other parties thereto, including, if such Securities are to be sold or otherwise distributed pursuant to a firm commitment underwritten offering, the underwriting agreement or purchase agreement with respect thereto; (iv) the Board of Directors or sole member, as applicable, of each of the applicable Opinion Parties, including any duly authorized committee thereof, shall have taken all necessary corporate or limited liability company action to approve the issuance and sale of such Securities and related matters and appropriate officers of such Opinion Parties have taken all related action as directed by or under the direction of the Board of Directors or sole member, as applicable of such Opinion Parties; and (v) the terms of the applicable Transaction Documents and the issuance and sale of such Securities have been duly established in conformity with the certificate of incorporation or certificate of formation, as applicable, of each applicable Opinion Party so as not to violate any applicable law, the certificate of incorporation or certificate of formation, as applicable, of any such Opinion Party or the bylaws, or limited liability company agreement, as applicable, of any such Opinion Party, or result in a default under or breach of any agreement or instrument binding upon any such Opinion Party or their respective properties, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over any such Opinion Party or their respective properties.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.               With respect to any series of Debt Securities offered by the Company (the “Offered Debt Securities”), when (a) the general conditions shall have been satisfied, (b) the Indenture has been qualified under the Trust Indenture Act of 1939 (the “TIA”), (c) the issuance, sale and terms of the Offered Debt Securities and related matters have been approved and established in conformity with the applicable Transaction Documents and (d) the certificates evidencing the Offered Debt Securities have been issued in a form that complies with the provisions of the applicable Transaction Documents and have been duly executed and authenticated in accordance with the provisions of the Indenture and any other applicable Transaction Documents and issued and sold or otherwise distributed in accordance with the provisions of the applicable Transaction Document upon payment of the agreed-upon consideration therefor, the Offered Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms under the laws of the State of New York.

FedEx Corporation
July 21, 2026

2.               With respect to any Debt Securities Guarantee of any series of Offered Debt Securities (the “Offered Guarantees”), when (a) the general conditions shall have been satisfied, (b) the Indenture has been qualified under the TIA, (c) the issuance, sale and terms of the Offered Guarantees and related matters have been approved and established in conformity with the applicable Transaction Documents, (d) certificates (if any) evidencing the Offered Guarantees and the certificates evidencing the Debt Securities guaranteed thereby have been duly executed and, if applicable, authenticated in accordance with the provisions of the Indenture and any other applicable Transaction Documents and (e) such Debt Securities have been issued and sold or otherwise distributed in accordance with the provisions of the applicable Transaction Document upon payment of the agreed-upon consideration therefor, the Offered Guarantees will constitute valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms under the laws of the State of New York.

3.               With respect to any Pass-Through Certificates (the “Offered Pass-Through Certificates”), when (a) the general conditions shall have been satisfied, (b) the Pass-Through Trust Agreement has been qualified under the TIA, (c) the issuance, sale and terms of the Offered Pass-Through Certificates and related matters have been approved and established in conformity with the applicable Transaction Documents, (d) the trust supplement establishing the terms of such Offered Pass Through Certificates and forming the related trust shall have been duly authorized, executed and delivered by FedEx Express and the Pass Through Trustee in accordance with the terms and conditions of the applicable Transaction Documents; and (e) the Offered Pass-Through Certificates have been issued in a form that complies with the provisions of the applicable Transaction Documents and have been duly executed and authenticated in accordance with the provisions of the Pass-Through Trust Agreement and any other applicable Transaction Documents and issued and sold or otherwise distributed in accordance with the provisions of the applicable Transaction Document upon payment of the agreed-upon consideration therefor, the Offered Pass-Through Certificates will constitute valid and binding obligations of the Pass Through Trustee, enforceable against the Pass Through Trustee in accordance with their respective terms under the laws of the State of New York.

4.               With respect to any PTC Guarantee relating to any series of Offered Pass-Through Certificates (each, an “Offered PTC Guarantee”), when (a) the general conditions shall have been satisfied, (b) the issuance, sale and terms of the Offered PTC Guarantees and related matters have been approved and established in conformity with the applicable Transaction Documents, (c) the Equipment Notes to which such Offered PTC Guarantee relates have been duly authorized, executed, authenticated, issued and delivered, (d) the related Offered Pass-Through Certificates have been issued in a form that complies with the provisions of the applicable Transaction Documents and have been duly executed and authenticated in accordance with the provisions of the Pass-Through Trust Agreement and any other applicable Transaction Documents and issued and sold or otherwise distributed in accordance with the provisions of the applicable Transaction Document upon payment of the agreed-upon consideration therefor and (e) such Offered PTC Guarantee has been duly executed and delivered by the Company in accordance with the applicable Transaction Documents, such Offered PTC Guarantee will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

FedEx Corporation
July 21, 2026

The opinions stated herein are subject to the following assumptions and qualifications:

(a)       we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)       we do not express any opinion with respect to any law, rule, regulation or order that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule, regulation or order is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)       except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)       we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules, regulations or orders, or to the extent any such provision purports to waive or alter, or has the effect of, waiving or altering any statute of limitations;

(e)       we do not express any opinion with respect to the enforceability of any provision of any Transaction Document to the extent that such section purports to bind any Opinion Party to the exclusive jurisdiction of any particular federal court or courts;

(f)       we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(g)       the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

FedEx Corporation
July 21, 2026

(h)       this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type;

(i)       we have assumed that the laws of the State of New York will be chosen to govern any Transaction Documents entered into subsequent to the date hereof and that such choice is and will be a valid and legal provision;

(j)      we have assumed that the Indenture will be duly authorized, executed and delivered by the trustee in substantially the form reviewed by us;

(k)       we have assumed that the any PTC Guarantee will be duly authorized, executed and delivered by the Company in substantially the form reviewed by us;

(l)       subsequent to the effectiveness of the Indenture and immediately prior to the issuance of any series of Offered Debt Securities, the Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to such series of Offered Debt Securities other than by the applicable Transaction Documents relating to such series of Offered Debt Securities;

(m)       subsequent to the effectiveness of the Pass-Through Trust Agreement and immediately prior to the issuance of any series of Offered Pass-Through Certificates, the Pass-Through Trust Agreement has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to such series of Offered Pass-Through Certificates other than by the applicable Transaction Documents relating to such series of Offered Pass-Through Certificates;

(n)       we do not express any opinion with respect to the enforceability of any provisions contained in the Offered Guarantees or the related Transaction Documents to the extent that such provisions provide that the obligations of the Guarantors are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(o)       we do not express any opinion with respect to the enforceability of any provisions contained in the Offered Guarantees or the related Transaction Documents to the extent that such provisions limit the obligation of the Guarantors under the Indenture, or any right of contribution of any party with respect to the Offered Guarantees;

(p)       we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Document from a court judgment in another currency;

FedEx Corporation
July 21, 2026

(q)       we have assumed that the choice of a currency other than U.S. dollars as the currency in which any Securities may be denominated does not contravene any exchange control or other laws of the jurisdiction of any such currency, and further we call to your attention that a court may not award a judgment in any currency other than U.S. dollars; and

(r)       to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinions we have also assumed that:

(a)       neither the execution and delivery by the Company, FedEx Express or any Guarantor of the Transaction Documents to which the Company, FedEx Express or any such Guarantor is a party nor the performance by the Company, FedEx Express or any such Guarantor of its obligations thereunder, including the issuance and sale of the applicable Securities: (i) conflicts or will conflict with the certificate of incorporation, certificate of formation, by-laws or limited liability company agreement, as applicable, or any other comparable organizational document of the Company, FedEx Express or any such Guarantor, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company, FedEx Express or any such Guarantor or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company, FedEx Express or any such Guarantor or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company, FedEx Express or any such Guarantor is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law);

(b)       neither the execution and delivery by the Company, FedEx Express or any such Guarantor to which the Company, FedEx Express or any such Guarantor is a party nor the performance by the Company, FedEx Express or any such Guarantor of its obligations thereunder, including the issuance and sale of the applicable Securities, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(c)       the limited liability company agreement of Federal Express Holdings S.A., LLC is the only limited liability company agreement, as defined under the DLLCA, of the members of Federal Express Holdings S.A., LLC as to the affairs of Federal Express Holdings S.A., LLC and the conduct of its business, and we do not express any opinion with respect to the effect of any other agreement of the members of Federal Express Holdings S.A., LLC as to the affairs of Federal Express Holdings S.A., LLC and the conduct of its business. Further, we have assumed that Federal Express Holdings S.A., LLC has, and since the time of its formation has had, at least one validly admitted and existing member of Federal Express Holdings S.A., LLC and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by Federal Express Holdings S.A., LLC or its sole member, that would result in, the liquidation, dissolution or winding-up of Federal Express Holdings S.A., LLC, (ii) no event has occurred that has adversely affected the good standing of Federal Express Holdings S.A., LLC under the laws of its jurisdiction of formation, and Federal Express Holdings S.A., LLC has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of Federal Express Holdings S.A., LLC’s certificate of formation.

FedEx Corporation
July 21, 2026

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectuses forming part of the Registration Statement. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meager & Flom LLP

LAK

Schedule I

Guarantors

Name of Guarantor	State or Other Jurisdiction of Incorporation or Organization
Federal Express Corporation	Delaware
FedEx Office and Print Services, Inc.	Texas
Federal Express Europe, Inc.	Delaware
Federal Express Holdings S.A., LLC	Delaware
Federal Express International, Inc.	Delaware